EXHIBIT 99.1

MULTIMEDIA GAMES, INC. For more information contact: Adam Chibib Chief Financial Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES NAMES PATRICK RAMSEY CHIEF EXECUTIVE OFFICER

- Outstanding Borrowings to be Reduced by Approximately $15 Million, or 25% -

AUSTIN, Texas, September 20, 2010 — Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”), reported today that pursuant to its previously announced review of strategic alternatives, Patrick Ramsey, 36, who has served as Interim Chief Executive Officer since March 2010 and as Chief Operating Officer since September 2008, has been appointed President and Chief Executive Officer.  Mr. Ramsey has also been appointed to the Company’s Board of Directors, which has been increased to 8 members.  In addition, the Company announced that it plans to apply a portion of its cash balances - which rose to approximately $34.6 million at August 31, 2010 - to reduce outstanding borrowings by $15.0 million, or approximately 25%, in the quarter ending September 30, 2010, and that the strategic review process announced in March 2010 has now concluded.

Patrick Ramsey Chief Executive Officer Appointment
Patrick Ramsey was today named Chief Executive Officer of Multimedia Games.  Since joining the Company, Mr. Ramsey has overseen all aspects of the Company’s day-to-day operations including working closely with customers to maximize profitability from Multimedia Games’ revenue-sharing agreements which cover approximately 14,000 gaming units while simultaneously re-aligning the Company’s new product development efforts and expanding into new markets, both of which have resulted in an expanded range of entertaining new products and significant growth in the sale of the Company’s proprietary games.

Michael J. Maples, Sr., Chairman of the Board of Directors, commented, “Over the past two years Pat has garnered high levels of respect from all of the Company’s stakeholders based on his significant contributions to the execution of our strategic plan to enhance shareholder value by redefining and redirecting our organization, driving financial improvements and bringing value to a growing number of customers through product innovation.  With Pat’s appointment to the role of CEO and our other key management members, Multimedia Games possesses an experienced, results-focused senior leadership that we believe best positions us for further successful execution of our strategic plan.”

Progress on Strategic Plan
Patrick Ramsey commented, “Over the past two years the entire organization has made consistent progress on our strategic plan aimed at generating consistent cash flow and developing new entertaining games for our current customers, and expanding market opportunities.  Customer response to our growing portfolio of offerings, which reflect our revised approach to product development with new games and systems, has been positive as evidenced by sales of proprietary games, which we expect will exceed 700 units in fiscal 2010, and our growing portfolio of new Class II games installed at customers’ facilities and in the pipeline for future deployment.

“In addition, we continue to make progress on our new market licensing initiatives.  Field trials of our game titles commenced last week in Louisiana and we expect to begin multiple field trials in Mississippi shortly.  We believe that our new market licensing initiatives will open up additional commercial casino markets for the Company to pursue as 2011 progresses.  The growing number of markets where we are licensed to sell products dovetails with our planned new product demonstrations at this year’s Global Gaming Expo in November.  This annual industry trade event will be another opportunity for Multimedia Games to demonstrate that its product portfolio is deeper than ever before, as we have new games and systems that address players’ gaming entertainment needs.”

Near-term Debt Reduction and Current Financial Condition
Reflecting the Company’s $34.6 million cash position at August 31, 2010, and expectations for continued free cash flow generation, Multimedia Games today announced plans to reduce outstanding borrowings by $15.0 million in the quarter ending September 30, 2010.  Reflecting this planned reduction, Multimedia Games’ borrowings at September 30, 2010 will be approximately $44.6 million, which would represent the lowest level of borrowings over the last 39 months.  As of June 30, 2010, Multimedia Games had outstanding borrowings of approximately $59.8 million.

Multimedia Games generated $25.3 million in free cash flow and $32.8 million in total cash in the first nine months of fiscal 2010 (through June 30, 2010) (definitions of “free cash flow” and “cash generation” are provided below).  The Company’s cash balance of $34.6 million as of August 31, 2010, compares with approximately $30.8 million at June 30, 2010, and $12.5 million at September 30, 2009 (the end of fiscal 2009).  In addition, the Company had total notes receivable of approximately $38.7 million as of August 31, 2010, compared to total notes receivable of $41.0 million at June 30, 2010, and $55.9 million at September 30, 2009.

Mr. Maples added, “In connection with the appointment of Pat as Chief Executive Officer and the Company’s plan for near-term debt reduction, Multimedia Games has concluded the formal strategic review process that was announced in March 2010.  We have the highest level of confidence in Pat and in the Company’s ability to make further progress on our strategic plan.  With a prudent, return-focused approach to internal capital investment, Multimedia Games has been consistently generating free cash flow for five consecutive quarters.  We believe continued reductions of our outstanding borrowings represent an excellent use of capital to support our goal of enhancing shareholder value over the long-term as this will further strengthen our balance sheet, increase our financial flexibility and benefit future reported results through a reduction in interest expense.”

Ramsey concluded, “The Company’s increased financial flexibility will allow us to invest in new innovations and game development for our proprietary Class II and Class III products, as well as for new technology development that is expected to result in the creation of new products to further expand Multimedia Games’ growing product portfolio and provide additional leverage to future sales efforts, while simultaneously allowing us to pursue opportunities aimed at creating long-term shareholder value.  I’m excited to be leading this organization as Multimedia Games has a great team that brings enthusiasm, dedication and expertise towards accomplishing our goals and growing our company.”

Prior to joining Multimedia Games in September 2008, Mr. Ramsey served for over six years in various executive and operational positions with Harrah's Entertainment, Inc.  At Harrah’s, Mr. Ramsey served as Vice President and Executive Associate to the Vice Chairman at Harrah's corporate headquarters in Las Vegas, where he worked on domestic and international development, design and construction, and sports and entertainment.  He has significant slot operation and product experience, having served as Vice President of Slots & Security at Caesars Atlantic City, where he was responsible for maximizing the performance of over 3,000 gaming devices, which generated more than $400 million in annual revenue.  In addition to Caesars Atlantic City, he served in executive positions at Harrah's Joliet (Illinois) and Harrah's East Chicago (Indiana), as well as the company's Central Division office in Memphis.  He graduated cum laude with a BA in economics from Harvard University and has an MBA from the Kellogg School of Management at Northwestern University.

Definitions of “cash generation” and “free cash flow”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less net capital expenditures) as relevant measures of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games’ revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for both Class II and Class III markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", “will”, “expect”, “plan”, “continue”, “intend”, “progress”, “further”, “result”, “demonstrate”, review”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to: future actions; new projects; new products and platforms; new developments; new strategies and their related execution by management; new licensing approvals; new markets; new marketing, sales and/or promotional plans; new regulatory, compliance, and licensing initiatives; customer satisfaction; ongoing negotiations to secure favorable terms with new and existing customers; cash management and financial discipline; and improved future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: the risks inherent to implementing new strategies, directives and / or initiatives, including management's ability to increase shareholder value, diversify the revenue model, or effectively implement and maintain operations, finance, sales, marketing and strategic initiatives and/or the outcomes of these initiatives may differ materially from board or management directives and stated objectives; management's ability to improve financial, fiscal and operating discipline, successfully implement a near-term debt reduction strategy, capital allocation, an investment plan or comply with the terms, conditions, and covenants of our credit facility; management's ability to successfully introduce new and existing games, technology and/or systems into new and existing markets; the delay or prevention of entry into markets due to the inability of Multimedia Games or its key employees to secure or maintain its required licenses or approvals; the failure to achieve improved performance of our games, technology or systems; and the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.